March 7, 1996


Board of Directors
Ketchum Communications Holdings, Inc.
Six PPG Place
Pittsburgh, PA 15222

Dear Board:

This letter is in response to your request for our tax opinion on the federal income tax consequences of the merger (the "Merger") of KCI Acquisition, Inc. ("OmniSub") into Ketchum Communications Holdings, Inc. ("Ketchum") with Ketchum surviving and the former shareholders of Ketchum receiving shares of Omnicom Group, Inc. ("Omnicom") pursuant to the Agreement and Plan of Merger (the "Plan") by and among Ketchum, Omnicom, and OmniSub dated March 7, 1996.

Our opinion is based upon the representations provided and our understanding of the facts. Specifically, we have relied upon the Ketchum and Omnicom representations provided in the letters ("Representation Letters") dated March 6, 1996 and March 6, 1996, respectively, and the statements of fact in the following documents: the Plan, the Escrow Agreement (attached as an exhibit to the Plan) to be signed at closing, the Form S-4 Registration Statement to be filed March 8, 1996 with the Securities and Exchange Commission, and a sample agreement between Ketchum and former shareholders of Ketchum relating to the change of control premium (collectively "Documents").


FACTS

Ketchum is a corporation organized under the laws of the Commonwealth of Pennsylvania. As of March 7, 1996, Ketchum had 374,967 shares of Common Stock outstanding and 6,282 shares of Voting Preferred Stock outstanding. As of February 29, 1996, Ketchum's Common Stock is held by approximately 230 Ketchum employees, and those shareholders owning approximately five percent or more of the Ketchum Common Stock are the following: Edward L. Graf, J. Craig Mathiesen, Paul H. Alvarez, James K. Larkin, Dianne Snedaker, KCHI 401(k) Profit Sharing Plan, and David R. Drobis.
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Board of Directors
Ketchum Communications Holdings, Inc.
March 7, 1996
Page 2


As of February 29, 1996, Ketchum's 401(k) Profit-Sharing Plan was the sole shareholder of the Preferred Stock. On February 29, 1996, 1,604 shares of Ketchum Preferred Stock were exchanged for 29,761 shares of Ketchum Common Stock and $10,893.67 in lieu of fractional shares in a transaction intended to qualify as tax-free recapitalization under section 368(a)(1)(E)1.

Ketchum has historically purchased shares owned by employees upon the death or termination of the employment of the employee. Most of these repurchases have been accompanied by an agreement which provided for a premium to be paid upon a change in control of Ketchum within the five year period after the repurchase of the shares.

Ketchum has either entered into contracts or has offered to enter into contracts with some of its former shareholders to terminate each former shareholder's rights under the existing shareholder change of control agreement to receive a premium in the event Ketchum is sold in exchange for a cash payment that is to be made by Ketchum to the former shareholder. Some of the former shareholders have accepted Ketchum's offer.

Ketchum's principal businesses are advertising, public relations and directory advertising. These services are offered domestically through offices in San Francisco, Los Angeles, New York, Chicago and Pittsburgh. Ketchum's international operations include the United Kingdom, France, Germany and the Netherlands.

Omnicom is a corporation organized under the laws of the State of New York. Omnicom Common Stock is publicly traded and widely held. Omnicom, through its wholly and partially-owned companies, operates advertising agencies which plan, create, produce and place advertising in various media and offers clients such additional services as marketing consultation, consumer market research, design and production of merchandising and sales promotion programs and materials, direct mail advertising, corporate identification and public relations. Operations cover the major regions of North America, the United Kingdom, Continental Europe, the Middle East, Latin America, the Far East and Australia.

OmniSub, a Pennsylvania corporation, was formed as a wholly owned subsidiary of Omnicom to effectuate this transaction.

----------
1 Unless otherwise stated, all section references contained herein refer to the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.
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Board of Directors
Ketchum Communications Holdings, Inc.
March 7, 1996
Page 3


The Boards of Directors of Omnicom and Ketchum have determined that it is in the best interests of their respective companies and stockholders that the Merger take place. The Ketchum Board considered a number of factors, including, without limitation, the following:

(i) The Board's assessment that the Ketchum Advertising operations could more fully realize their long-term strategic objectives by affiliating with a substantially larger agency, such as Omnicom, thereby affording Ketchum access to Omnicom's international service facilities, access to new clients and Omnicom's financial and managerial resources.

(ii) Ketchum's Public Relations agency could more fully realize its long-range strategic objectives by working within Omnicom. This will afford it access to Omnicom's financial resources and its clients. It will also allow them to have access to Omnicom's extensive international service facilities.

(iii) Ketchum Directory Advertising will benefit from the opportunity to service Omnicom clients.

(iv) The current and prospective environment in which Ketchum Advertising operates, including national and local conditions, and the competitive environment for advertising generally.

Omnicom's Board of Directors believes that the Merger represents an opportunity to strengthen the reach of its Diversified Agency Services division through the acquisition of a full-service marketing communication services company with lines of business including public relations, consumer advertising, directory advertising and other related activities.


TRANSACTION

Pursuant to one overall plan, the following transactions will take place:

1. OmniSub will merge with and into Ketchum. Ketchum will be the surviving corporation, and OmniSub will cease to exist as a separate corporate entity.
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Board of Directors
Ketchum Communications Holdings, Inc.
March 7, 1996
Page 4


2.    By virtue of the Merger:

     (a) Each issued and outstanding share of the Common Stock of OmniSub shall be converted into and become one share of Common Stock of Ketchum.

     (b) Any dissenting shareholder's Ketchum Common Stock shall not be converted into shares of Omnicom Common Stock, but the holder thereof shall be entitled to such rights as are granted by the applicable provisions of the Pennsylvania Business Corporation Law ("PBCL").

     (c) All shares of Ketchum Common Stock owned as treasury stock by Ketchum shall be canceled and retired and shall cease to exist and no stock of Omnicom or other consideration shall be delivered in exchange therefor.

     (d) All of the issued and outstanding shares of Ketchum Common Stock (other than shares to be canceled in accordance with Section (c) above) shall be converted into the right to receive shares of Omnicom Common Stock having a value in the aggregate of $44,940,000. All such shares of Ketchum Common Stock shall no longer be outstanding and shall automatically be canceled and retired and cease to exist. Each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except for the right to receive the shares of Omnicom Common Stock and any cash in lieu of fractional shares of Omnicom Common Stock to be issued or paid in consideration therefor and except for those rights subject to the terms of the Escrow Agreement referred to in Section 2.7 of the Plan.

     (e) All shares of Ketchum Preferred Stock owned as treasury stock by Ketchum shall be canceled and retired and shall cease to exist and no stock of Omnicom or other consideration shall be delivered in exchange therefor.

     (f) Each issued and outstanding share of Series A Preferred Stock of Ketchum shall be converted into the right to receive the number of shares of Omnicom Common Stock, the value of which shall equal $1,000.

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Board of Directors
Ketchum Communications Holdings, Inc.
March 7, 1996
Page 5


3. No fractional shares of Omnicom Common Stock shall be issuable. Each Ketchum stockholder who would otherwise be entitled to a fractional share shall, in lieu thereof, be paid in cash in an amount equal to the value of such fractional share based on the market value of the Omnicom Common Stock.

4. In order to fund the indemnification obligations described in Section 11.2 of the Plan, shares of Omnicom stock issuable to Ketchum Common shareholders will be held in escrow as follows:

     (a) Omnicom Common Stock having a market value of $4,400,000 to cover breaches of representations and warranties (the "General Escrow Fund").

     (b) Omnicom Common Stock having a market value of $2,500,000 to cover any costs incurred by Ketchum in connection with the reorganization of Ketchum's media buying operations of its subsidiary Ketchum Communications Inc. (the "Special Escrow Fund").

          Each of the Ketchum Common shareholders will be depositing into escrow his pro-rata share of the General Escrow Fund and the Special Escrow Fund.

5. Consummation of the Merger is contingent upon the satisfaction of certain conditions, including without limitation, the SEC's not having objected to Omnicom's treatment of the Merger as a pooling-of-interests for accounting purposes, Omnicom's having received a letter from each of Deloitte & Touche LLP and Omnicom's independent accountants, confirming that Ketchum and Omnicom, respectively, are poolable entities, and the aggregate number of dissenting shares does not exceed 3 percent of the total number of shares of Ketchum Common Stock outstanding as of the Merger.

The Ketchum Common Stock and the Ketchum Preferred Stock exchanged in the Merger will herein be referred to collectively as "Ketchum Stock."


OPINION

In our opinion, based on the Representation Letters, the information and facts contained in the Documents and the information, facts and assumptions contained herein:
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Board of Directors
Ketchum Communications Holdings, Inc.
March 7, 1996
Page 6


1. The Merger of OmniSub with and into Ketchum will constitute a reorganization within the meaning of section 368(a)(1)(A). The reorganization will not be disqualified by reason of the fact that Common Stock of Omnicom is used in the transaction by reason of the application of section 368(a)(2)(E) as

     (a) subsequent to the proposed transaction, Ketchum will hold substantially all its properties and substantially all the properties of OmniSub (other than the Omnicom Common Stock distributed as part of the transaction), and

     (b) in the transaction, the Ketchum shareholders will exchange an amount of stock constituting control solely for voting Common Stock of Omnicom.

      Omnicom, OmniSub and Ketchum will each be "a party to a reorganization" within the meaning of section 368(b).

2. No gain or loss will be recognized by Ketchum on the receipt of the assets of OmniSub in exchange for Ketchum Stock. Section 1032(a).

3. No gain or loss will be recognized by Ketchum's shareholders upon the exchange of their Ketchum Stock (including fractional share interests they might otherwise be entitled to receive) solely for Omnicom Common Stock.
      Section 354(a)(1).

4. The holding period of the Omnicom Common Stock (including fractional share interests they might otherwise be entitled to receive) will include the holding period of the Ketchum Stock surrendered in exchange therefor, provided that Ketchum Stock was held as a capital asset on the date of exchange. Section 1223(1).

5. The aggregate basis of the Omnicom Common Stock (including fractional share interests they might otherwise be entitled to receive) received by the Ketchum shareholders will be the same, in each instance, as the aggregate basis of the Ketchum Stock surrendered in exchange therefor.
      Section 358(a).

6. Cash received by a Ketchum shareholder otherwise entitled to receive a fractional share of Omnicom Common Stock in the exchange will be treated as if the fractional shares were distributed as part of the exchange and were then redeemed by Omnicom. These cash payments will be treated as having been received as distributions in full payment in exchange for the
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Board of Directors
Ketchum Communications Holdings, Inc.
March 7, 1996
Page 7


      stock redeemed as provided in Section 302(a). This receipt of cash will result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss will be capital gain or loss to the Ketchum shareholder, provided the Ketchum Stock was a capital asset in the hands of such shareholder.

7. Where cash is received by a dissenting shareholder of Ketchum, such cash will be treated as received by the dissenting shareholder as a distribution in redemption of the shareholder's Ketchum stock, subject to the provisions and limitations of Section 302.


REPRESENTATIONS

We have relied on the following representations of fact made by Ketchum and/or Omnicom in connection with the Merger:

a. The fair market value of Omnicom Voting Common Stock received by each Ketchum shareholder will be approximately equal to the fair market value of the Ketchum Stock surrendered in the exchange.

b.    The following representations relate to the "Substantially All" test:

     1. The net fair market value of Ketchum's assets, as evidenced by the fair market value of Omnicom stock to be issued in the transaction, will be approximately $51,222,000. Net fair market value means gross assets less liabilities. For purposes of this representation, the net fair market value of Ketchum's assets includes approximately $56,500,000 of net assets less approximately $5,278,000 to pay amounts owed to former shareholders under their shareholder agreements for a final net fair market value of approximately $51,222,000 immediately prior to the transaction. In the transaction, $6,900,000 of Omnicom stock will be placed in escrow. In the event that none of the Omnicom stock placed in escrow is ultimately distributed to Ketchum shareholders, then the net fair market value of Ketchum's assets would be approximately $44,322,000.
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Board of Directors
Ketchum Communications Holdings, Inc.
March 7, 1996
Page 8


     2. The total of amounts paid by Ketchum to dissenters, amounts used by Ketchum to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends and payments to former shareholders under their shareholder agreements) made by Ketchum immediately preceding the transaction which are part of the transaction will not exceed $4,432,200 of Ketchum's assets immediately before the transaction.

     3. Following the Merger, the Company will hold at least 90% of the fair market value of OmniSub's net assets and at least 70% of the fair market value of OmniSub's gross assets held immediately prior to the Merger. For purposes of this representation, amounts used by OmniSub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by OmniSub will be included as assets of OmniSub immediately prior to the Merger.

c. In the transaction, shares of Ketchum Stock representing control of Ketchum, as defined in Section 368(c), will be exchanged solely for Omnicom Voting Common Stock. For this purpose "control" means stock possessing at least 80% of the combined voting power of all voting stock and at least 80% of the total number of shares of each other class of stock.

d. Following the transaction, Ketchum will continue its historic businesses or use a significant portion of its historic business assets in its business.

e. On the date of the transaction, the fair market value of the assets of Ketchum will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

f. Ketchum, OmniSub and Omnicom are not investment companies within the meaning of Section 368(a)(2)(F)(iii) and (iv). The term investment company in this context means a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets.
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Board of Directors
Ketchum Communications Holdings, Inc.
March 7, 1996
Page 9


g. Ketchum, OmniSub, Omnicom and Ketchum's shareholders will each pay their own expenses, if any, which are incurred in connection with the proposed transaction.

h. Ketchum is not under the jurisdiction of a court in a Title 11, or similar case within the meaning of Section 368(a)(3)(A) .

i. Ketchum has no plan or intention to issue additional shares of its stock that would result in Omnicom's losing control of Ketchum within the meaning of Section 368(c) .

j. At the time of the transaction, Ketchum will not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire stock in Ketchum that, if exercised or converted, would affect Omnicom's acquisition of Ketchum's stock and the retention of control of Ketchum by Omnicom, as defined in
      Section 368(c) .

k. Omnicom has no plan or intention to liquidate Ketchum; to merge Ketchum with or into another corporation; to sell or otherwise dispose of the stock of Ketchum except for transfers of stock to corporations controlled by Omnicom; or to cause Ketchum to sell or otherwise dispose of any of its assets or of any of the assets acquired from OmniSub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Ketchum.

l. Omnicom has no plan or intention to reacquire any of its stock issued in the transaction.

m. Prior to the transaction, Omnicom will be in control of OmniSub within the meaning of Section 368(c) .

n. Omnicom does not own, nor has it owned during the past five years, any shares of the stock of Ketchum.

o. None of the compensation received by any shareholder-employees of Ketchum will be separate consideration for, or allocable to, any of their shares of Ketchum Stock; none of the shares of Omnicom Common Stock received by any shareholder-employees of Ketchum will be separate consideration for,
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Board of Directors
Ketchum Communications Holdings, Inc.
March 7, 1996
Page 10


      or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

p. The 5% shareholders of Ketchum and, to the best of the knowledge of Ketchum's management, the remaining shareholders of Ketchum, have no plan or intention to sell or otherwise dispose of the Common Stock of Omnicom to be received in the transaction that would reduce the Ketchum shareholders' ownership of Omnicom Voting Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50% of the value of the formerly outstanding stock of Ketchum as of the same date. For purposes of this representation, shares of Ketchum Stock exchanged for cash in lieu of fractional shares of Omnicom will be treated as outstanding Ketchum Stock on the date of the transaction. Moreover, shares of Ketchum Stock and shares of Omnicom Common Stock held by Ketchum shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered in making this representation.

q. The payment of cash in lieu of fractional shares of Omnicom Common Stock is solely for the purpose of avoiding the expense and inconvenience to Omnicom of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Ketchum shareholders instead of issuing fractional shares of Omnicom Common Stock will not exceed one percent of the total consideration that will be issued in the transaction to the Ketchum shareholders in exchange for their shares of Ketchum stock. The fractional share interests of each Ketchum shareholder will be aggregated, and no Ketchum shareholder will receive cash in an amount equal to or greater than the value of one full share of Omnicom Common Stock.

r. The merger of OmniSub with and into Ketchum will qualify as a statutory merger under the laws of the Commonwealth of Pennsylvania.

s. The following representations pertain to the terms and conditions associated with the Escrow Agreement:

     1.   There is a valid business reason for establishing the escrow.

Board of Directors
Ketchum Communications Holdings, Inc.
March 7, 1996
Page 11


     2. The stock subject to the Escrow Agreement will appear as issued and outstanding on the balance sheet of Omnicom and such stock is legally outstanding under applicable state law.

     3. All dividends paid on such stock will be distributed currently to the Ketchum shareholders.

     4. All voting rights of such stock are exercisable by or on behalf of the Ketchum shareholders or their authorized agent.

     5. No shares of such stock are subject to restrictions requiring their return to Omnicom because of death, failure to continue employment, or similar restrictions.

     6. All such stock will be released from the arrangement within 5 years from the date of consummation of the transaction (except where there is a bona fide dispute as to whom the stock should be released).

     7. At least 50 percent of the number of shares of the Omnicom Common Stock issued initially to the Ketchum shareholders in the transaction is not subject to the Escrow Agreement.

     8. The return of Omnicom Common Stock will not be triggered by an event the occurrence or nonoccurrence of which is within the control of the Ketchum shareholders.

     9. The return of stock will not be triggered by the payment of additional tax or reduction in tax paid as a result of a Internal Revenue Service audit of the Ketchum shareholders or Ketchum either (a) with respect to the reorganization transaction in which the escrowed stock will be issued, or (b) when the reorganization transaction in which the escrowed stock will be issued involves persons related within the meaning of section 267(c)(4).

     10. The mechanism for the calculation of the number of shares of stock to be returned is objective and readily ascertainable.

Board of Directors
Ketchum Communications Holdings, Inc.
March 7, 1996
Page 12


t. The prior redemptions of Ketchum stock over the past five years were done pursuant to the terms of the shareholder agreements which require the return of Ketchum stock for redemption in the year in which the shareholders terminate their employment, and include a provision allowing the redeemed shareholder to receive additional amounts if Ketchum has a change in ownership within five years of the redemption date.


LAW AND ANALYSIS

Section 368(a)(1)(A) provides that the term "reorganization" means a statutory merger or consolidation. Section 368(a)(2)(E) provides that a transaction otherwise qualifying under section 368(a)(1)(A) shall not be disqualified by reason of the fact that stock of a corporation (the "controlling corporation"), which before the merger was in control (as defined in section 368(c)) of the merged corporation, is used in the transaction if (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction); and (ii) in the transaction, former shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation.

Regulation ss. 1.368-2(b)(1) provides that, in order to qualify as a reorganization under section 368(a)(1)(A), the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a State or Territory or the District of Columbia.

It has been represented that the merger of OmniSub with and into Ketchum will qualify as a merger under the laws of the Commonwealth of Pennsylvania. At the time of this transaction, Omnicom will own 100% of the issued and outstanding stock of OmniSub and, thus, will be in control of OmniSub within the meaning of section 368(c).

Revenue Ruling 57-518, 1957-2 C.B. 253, provides that the test for substantially all "will depend upon the facts and circumstances in each case rather than upon any particular percentage. Among the elements of importance that are to be considered in arriving at the conclusion are the nature of the properties retained by the transferor, the purpose of the retention, and the amount thereof." For ruling purposes the Internal Revenue Service ("IRS") has indicated that the "substantially all" requirement of section 368(a)(2)(E)(i) of the Code

Board of Directors
Ketchum Communications Holdings, Inc.
March 7, 1996
Page 13


is satisfied if there is a transfer (and in the case of a surviving corporation under section 368(a)(2)(E)(i), the retention) of assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the corporation immediately prior to the transfer. For purposes of satisfying the advancing ruling requirement of the IRS the amounts paid by Ketchum to dissenters, amounts used by Ketchum to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Ketchum immediately preceding the transaction which are part of the transaction will be considered as assets held by Ketchum immediately prior to the transaction. Additionally, Reg. Section 1.368-2(j)(3)(iii) provides that "[i]n applying the `substantially all' test to the merged corporation, assets transferred from the controlling corporation to the merged corporation in pursuance of the plan of reorganization are not taken into account." Therefore, any amounts transferred from Omnicom to OmniSub are not taken into account for purposes of the substantially all test.

Ketchum has represented the following:

     1. The net fair market value of Ketchum's assets, as evidenced by the fair market value of Omnicom stock to be issued in the transaction, will be approximately $51,222,000. Net fair market value means gross assets less liabilities. For purposes of this representation, the net fair market value of Ketchum's assets includes approximately $56,500,000 of net assets less approximately $5,278,000 to pay amounts owed to former shareholders under their shareholder agreements for a final net fair market value of approximately $51,222,000 immediately prior to the transaction. In the transaction, $6,900,000 of Omnicom stock will be placed in escrow. In the event that none of the Omnicom stock placed in escrow is ultimately distributed to Ketchum shareholders, then the net fair market value of Ketchum's assets would be approximately $44,322,000.

     2. The total of amounts paid by Ketchum to dissenters, amounts used by Ketchum to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends and payments to former shareholders under their shareholder agreements) made by Ketchum immediately preceding the transaction which are part of the transaction will not exceed $4,432,200 of Ketchum's assets immediately before the transaction.

Board of Directors
Ketchum Communications Holdings, Inc.
March 7, 1996
Page 14


Accordingly, under the representations given by Ketchum, at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Ketchum immediately prior to the transaction will be retained in the Merger. Omnicom has represented that "[f]ollowing the Merger, Ketchum will hold at least 90% of the fair market value of OmniSub's net assets and at least 70 percent of the fair market value of OmniSub's gross assets held immediately prior to the Merger. For purposes of this representation, amounts used by OmniSub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by OmniSub will be included as assets of OmniSub immediately prior to the Merger." Thus, the "substantially all" requirement of section 368(a)(2)(E)(i) will be met.

Additionally, Omnicom will not own any Ketchum Stock prior to this transaction. Thus, in the reverse triangular merger, Omnicom will acquire 100% of the stock of Ketchum solely for voting stock of Omnicom. Accordingly, the requirement in section 368(a)(2)(E)(ii) will be met.

In addition to the requirements set forth in the statute certain requirements set forth in the regulations under section 368 must also be met in order for a transaction to be a tax-free reorganization. Regulation ss. 1.368-1(b) excepts from the general rule of taxability certain specifically described exchanges incident to such readjustments of corporate structures made in one of the particular ways specified in the Code as are required by business exigencies and which affect only a readjustment of a continuing interest in property under modified corporate form. Requisite to a reorganization are a continuity of business enterprise and a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization.

Under Reg. ss. 1.368-1(b), the continuity of interest doctrine requires that in a reorganization there must be a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization. Rev. Proc. 77-37, 1977-2 C.B. 568, provides that the "continuity of interest" requirement of Reg. ss. 1.368-1(b) is satisfied if there is continuing interest through stock ownership in the acquiring or transferee corporation (or a corporation in "control" thereof within the meaning of section 368(c) ) on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least 50% of the value of all of the formerly outstanding stock of the acquired or transferor corporation as of the same date. Sales,
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Board of Directors
Ketchum Communications Holdings, Inc.
March 7, 1996
Page 15


redemptions, and other dispositions which are part of the plan of reorganization will be considered in determining whether there is a 50% continuing interest through stock ownership as of the effective date of the reorganization.

Ketchum's shareholders will receive Common Stock in Omnicom, the corporation in control of the acquiring or transferee corporation, which is equal in value to approximately 100% of all the formerly outstanding Ketchum Stock. Ketchum has represented the following:

     The 5% shareholders of Ketchum and, to the best of the knowledge of Ketchum's management, the remaining shareholders of Ketchum, have no plan or intention to sell or otherwise dispose of the Common Stock of Omnicom to be received in the transaction that would reduce the Ketchum shareholders' ownership of Omnicom Voting Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50% of the value of the formerly outstanding stock of Ketchum as of the same date. For purposes of this representation, shares of Ketchum Stock exchanged for cash in lieu of fractional shares of Omnicom will be treated as outstanding Ketchum Stock on the date of the transaction. Moreover, shares of Ketchum Stock and shares of Omnicom Stock held by Ketchum shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered in making this representation.

Accordingly, the continuity of interest requirement will be met.

Regulation ss. 1.368-1(d) provides that continuity of business enterprise requires that the acquiring corporation either (i) continue the acquired corporation's historic business or (ii) use a significant portion of the acquired corporation's historic assets in a business. It has been represented that, following the transaction, Ketchum will continue its historic businesses or use of a significant portion of its historic business assets in its businesses; thus, the continuity of business enterprise requirement will be met.

In order to qualify as a reorganization described in section 368, there must be a genuine business purpose for this transaction. The Boards of Directors of Omnicom and Ketchum have determined that it is in the best interests of the corporations and their respective stockholders that the Merger take place. Specifically, the Boards believe that the Merger will result in business synergies which are necessary in order to remain competitive in the media industry. Furthermore, the Merger will enable both parties to offer their specific services to a broader base of contacts. Therefore, this requirement will be met.

Board of Directors
Ketchum Communications Holdings, Inc.
March 7, 1996
Page 16


In Rev. Proc. 84-42, the Internal Revenue Service provides guidelines with respect to escrow arrangements in the context of certain reorganization transactions, including 368(a)(1)(A). The Revenue Procedure provides that a portion of the stock issued in the reorganization may be placed in escrow by the exchanging shareholders for possible return to the issuing corporation under specified conditions, provided that the terms of the escrow are consistent with certain requirements. These requirements are as follows:

     1. There must be a valid business reason for establishing the arrangement.

     2. The stock subject to such arrangement must appear as issued and outstanding on the balance sheet of the issuing corporation and such stock must be legally outstanding under applicable state law.

     3. All dividends paid on such stock must be distributed currently to the exchanging shareholders.

     4. All voting rights of such stock (if any) must be exercisable by, or on behalf of, the shareholders or their authorized agent.

     5. No shares of such stock may be subject to restrictions requiring their return to the issuing corporation because of death, failure to continue employment, or similar restrictions.

     6. All such stock must be released from the arrangement within five years from the date of consummation of the transaction (except where there is a bona fide dispute as to whom the stock should be released).

     7. At least 50 percent of the number of shares of each class of stock issued initially to the shareholders cannot be subject to the arrangement.

     8. The return of stock cannot be triggered by an event, the occurrence or nonoccurrence of which is within the control of shareholders.

     9. The return of stock cannot be triggered by the payment of additional tax or reduction in tax paid as a result of an Internal Revenue Service audit of the shareholders or the corporation either (a) with respect to the reorganization transaction in which the escrowed stock

Board of Directors
Ketchum Communications Holdings, Inc.
March 7, 1996
Page 17


          will be issued, or (b) when the reorganization transaction in which the escrowed stock will be issued involves persons related within the meaning of section 267(c)(4).

     10. The mechanism for the calculation of the number of shares of stock to be returned must be objective and readily ascertainable.

Based on the factual information provided in the Plan, the Escrow Agreement and the representations above, the requirements of Revenue Procedure 84-42 will be satisfied.

Based on the above law and analysis, the merger of OmniSub with and into Ketchum and the exchange of Ketchum Stock by the Ketchum Shareholders for Omnicom Common Stock will qualify as a reorganization described in sections 368(a)(1)(A) and 368(a)(2)(E).

Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of such corporation. OmniSub will merge with and into Ketchum in exchange for Ketchum Stock. Accordingly, Ketchum will not recognize any gain or loss on the exchange of its Common Stock for the property of OmniSub.

Section 361(a) provides that no gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property in pursuance of the plan of reorganization, solely for stock or securities in another corporation that is a party to the reorganization.

Section 368(b)(2) provides that the term "a party to a reorganization" includes both corporations in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. In the case of a reorganization qualifying under section 368(a)(1)(A) by reason of section 368(a)(2)(E), the term "a party to a reorganization" also includes the controlling corporation referred to in section 368(a)(2)(E). Accordingly, Ketchum, OmniSub, and Omnicom will each be a party to a reorganization.

Section 354(a)(1) provides that no gain or loss shall be recognized to a shareholder if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization. Because Ketchum and Omnicom will each be parties to a reorganization, no gain or loss will be recognized by the Ketchum shareholders

Board of Directors
Ketchum Communications Holdings, Inc.
March 7, 1996
Page 18


upon the exchange of their Ketchum Stock solely for Omnicom Common Stock (including fractional share interests they might otherwise be entitled to receive).

Section 358(a)(1) provides that, in the case of an exchange to which section 354 applies, the basis of the property to be received without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by
(i) the fair market value of any other property (except money) received by the taxpayer, (ii) the amount of money received by the taxpayer, and (iii) the amount of loss to the taxpayer which was recognized on such exchange, and increased by (i) the amount which was treated as a dividend, and (ii) the amount of gain to the taxpayer which was recognized in such exchange (not including any portion of such gain which was treated as a dividend). In the reorganization, Ketchum's shareholders will receive only Omnicom Common Stock. Accordingly, the basis of the Omnicom Common Stock (including fractional share interests that they might otherwise be entitled to receive) in the hands of the Ketchum shareholders will be the same, in each instance, as the basis of the Ketchum Stock surrendered in exchange therefor.

Revenue Ruling 66-365, 1966-1 C.B. 116, provides that cash received by a shareholder as part of a plan of reorganization under section 368(a)(1)(A), which is attributable to fractional shares of stock of the acquiring corporation, will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by the acquirer. Under section 302(a), such cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed provided the redemption is not essentially equivalent to a dividend.

Revenue Procedure 77-41, 1977-2 C.B. 574, provides that the IRS will issue an advance ruling under section 302(a) that cash to be distributed to shareholders in lieu of fractional share interest arising in corporate reorganizations will be treated as having been received in part or in full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration. The purpose of the transaction giving rise to the fractional share interest, the maximum amount of cash that may be received by any one shareholder, and the percentage of the total consideration that will be cash are among the factors that will be considered in determining whether a ruling is to be issued.

It has been represented that the payment of cash in lieu of fractional shares of Omnicom Common Stock is solely for the purpose of avoiding the expense and inconvenience to Omnicom of issuing fractional shares and does not represent

Board of Directors
Ketchum Communications Holdings, Inc.
March 7, 1996
Page 19


separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Ketchum shareholders instead of issuing fractional shares of Omnicom Common Stock will not exceed one percent of the total consideration that will be issued in the transaction to the Ketchum shareholders in exchange for their shares of Ketchum Stock. The fractional share interest of each Ketchum shareholder will be aggregated, and no Ketchum shareholder will receive cash in an amount equal to or greater than the value of one full share of Omnicom Common Stock.

Accordingly, cash received by a shareholder of Ketchum otherwise entitled to receive a fractional share of Omnicom Common Stock in the exchange for Ketchum Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Omnicom. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a). The receipt of cash will result in gain or loss measured by the difference between the shareholder's basis of such fractional share interest exchanged and the cash received. Such gain or loss will be capital gain or loss to a Ketchum shareholder, provided the Ketchum shareholder's stock was a capital asset in the shareholder's hands and, as such, would be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code.

Section 1223(1) provides that, in determining the period for which the taxpayer has held property received in an exchange, there shall be included the period for which the taxpayer held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis (in whole or in part) in its hands as the property exchanged. In the case of such exchanges after March 1, 1954, the property exchanged at the time of such exchange must be a capital asset as defined in section 1221 or property described in section 1231. Because the basis of the Omnicom Common Stock (including fractional share interests that they might otherwise be entitled to receive) held by Ketchum's shareholders will have the same basis as the Ketchum Stock exchanged, the holding period of the Omnicom Common Stock will include the period for which the Ketchum Stock was held, provided that such stock was a capital asset on the date of the exchange.

Section 302(b)(3) provides that if a redemption is in complete redemption of all of the stock of a corporation owned by a shareholder, such redemption shall be treated as a distribution in part or in full payment in exchange for such stock. In the proposed transaction, former shareholders of Ketchum who dissent to the

Board of Directors
Ketchum Communications Holdings, Inc.
March 7, 1996
Page 20


Merger will receive only that which is provided under PBCL. Accordingly, to the extent cash is received by a dissenting Ketchum shareholder, such cash will be treated as received by the Ketchum shareholder as a distribution in redemption of the shareholder's stock subject to the provisions and limitations of Section 302.

GENERAL

Our opinion is based upon our assumption (without independent investigation or review) that all of the representations and all of the original, copies, and signatures of documents are accurate, true and authentic and our assumption that there will be timely execution and delivery of, and performance as required by the representations and documents.

Our opinion is based the upon the law, regulations, cases, rulings and other tax authorities in effect as of the date of this letter. If there are any significant changes of the foregoing tax authorities (for which we shall have no responsibility to advise you), it may result in our opinion being rendered invalid or necessitate, upon your request, a reconsideration of the opinion.

Our opinion is limited to the specific federal income tax consequences of the Merger as opined in paragraphs 1 through 7 above. We have not considered the consequences to the parties involved of any tax besides the federal income tax.

We note that the federal income tax consequences to the parties involved relating to the transactions described herein are complex and subject to varying interpretations. While this opinion letter represents our considered judgment as to the proper tax treatment to the parties concerned, it is not binding on the IRS or the courts and should not be considered a guarantee that the IRS or the courts will concur with our opinion.

This opinion letter is solely for the benefit of Ketchum and its shareholders and inclusion in the Form S-4 Registration Statement relating to the transaction described herein to be filed with the Securities and Exchange Commission. Other than the uses indicated in the preceding sentence, this opinion may not be relied upon, distributed, or disclosed by anyone without the prior written consent of Deloitte & Touche LLP.

Board of Directors
Ketchum Communications Holdings, Inc.
March 7, 1996
Page 21


Deloitte & Touche LLP